SUBADVISORY AGREEMENT

Agreement made as of the      day of             , 2012 by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and AQR Capital Management, LLC, a Delaware limited liability company (“Subadviser”).

WHEREAS, the Funds listed in Schedule A (collectively referred to as the “Fund”) are each a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into an Investment Management Services Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

WHEREAS, the effective date of this Agreement is                 , 2012.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)	Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)	Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. Subadviser will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may consult with Subadviser from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager.

(ii)	Investment Limits. Subject to the provisions of Section 3 hereof, in the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s Prospectus and Statement of Additional Information (“SAI”); (b) instructions and directions of Investment Manager and of the Board; and (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations. Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above.

(iii)	Portfolio Transactions.

(A)	Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Fund and other clients for which it acts as subadviser.

(B)

Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased for the Fund as well as other clients of Subadviser in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)	Subadviser will not arrange purchases or sales of securities between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(D)	Derivatives Authority. Subadviser is authorized on behalf of the Fund, consistent with the investment discretion delegated to Subadviser herein, and is hereby appointed as the Fund’s agent and attorney in fact with authority to: (i) enter into agreements and execute any documents on behalf of the Fund (e.g. any futures or derivatives documentation such as exchange traded and over-the-counter transaction documentation, as applicable) required with respect to any investments made for the Fund. Such documentation includes but is not be limited to any market and/or industry standard documentation and the standard representations contained therein; (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Subadviser on behalf of the Fund. Subadviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Fund, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent permitted by the 1940 Act and the rules and regulations thereunder and necessary to meet the obligations of the Fund with respect to any investments made in accordance with the Fund’s Prospectus and SAI. Subadviser shall not have the authority to cause the Investment Manager to deliver securities or other property, or pay cash to Subadviser other than payment of the management fee provided for in this Agreement.

(iv)	Records and Reports. Subadviser (a) shall maintain such books and records for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports regarding the services provided under this Agreement as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any officers, Board members or employees of the Fund or Investment Manager at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(v)	Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such other information regarding the Fund upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the Custodian of the Fund.

(b)	Compliance Program and Ongoing Certification(s). As reasonably requested, Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by Investment Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (b) provide (i) additional certifications related to Subadviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by Investment Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser’s management of the Fund, in a format reasonably requested by Investment Manager, as it may be amended from time to time; (iii) an annual certification from Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser’s compliance program, in a format reasonably requested by Investment Manager, as it may be amended from time to time; and (iv) from time to time Subadviser shall provide such certifications to assist Investment Manager in fulfilling Investment Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or Investment Manager, provided that such certifications relate to AQR’s duties and responsibilities under this Agreement. In addition, Subadviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)	Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)	Insurance and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)	Confidentiality. This section 1(e) of the Agreement hereby supersedes and replaces in its entirety the terms of the Mutual Confidentiality Agreement, dated July 12, 2011, entered into by Investment Manager and Subadviser.

Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited, to: (i) “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser, that Subadviser manages under the terms of this Agreement; and (ii) product returns, quarterly letters, financial data, monthly and quarterly reports, representative account holdings and/or position listings, analyses, projections, forecasts, trading and pricing information and order execution strategies. Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers to Subadviser subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties. Investment Manager acknowledges and agrees that the disclosure of portfolio holdings, net asset values, average cumulative or annual returns, risk exposures and standardized performance data by the Subadviser of other accounts or funds managed by Subadviser with similar investment strategies to that of the Fund are not in violation of this section, provided that the Fund is not identified by name.

(f)	Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, provided such cooperation does not cause Subadviser to breach any legal, tax or regulatory requirement applicable to Subadviser.

(g)	Notwithstanding any provision to the contrary contained in this Agreement, the Subadviser shall not be required to (i) fulfill any request made by the Investment Manager or Board for reports (including the format thereof) or information regarding the Fund and/or services provided under this Agreement unless Subadviser has been given a reasonable amount of time to compile such requested report or information (as applicable) and providing such information or reporting will not cause (A) the Subadviser to breach any legal, tax or regulatory requirement applicable to it; and/or (B) any loss, damage, liability or competitive disadvantage to any other fund or account managed by Subadviser with a similar investment strategy; and (ii) follow any instruction or direction provided to Subadviser by the Investment Manager or the Board, if following such instruction or direction will cause the Subadviser to breach any legal, tax or regulatory requirement applicable to it.

2.	Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) following any instruction or direction provided by the Investment Manager or Board, (iii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iv) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (v) registration of the Fund with any government or agency, (vi) administration of the plans and trusts investing in the Fund, (vii) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement, or (viii) any disclosure made, or material omission, in the Prospectus, SAI, marketing materials or other documentation of the Fund that is in contravention to any written comments provided by Subadviser with respect to the content of such Prospectus, SAI, marketing materials or other documentation.

3.	Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser prior to the execution of this Agreement current copies and supplements or amendments thereto of each of the investment strategies, policies and objectives, the Prospectus and SAI pertaining to the Fund, and on an ongoing basis, will, with reasonable notice, advise Subadviser in writing of each change in the policies and procedures, investment policies and restrictions of the Fund before they become effective and will deliver to Subadviser all future amendments and supplements to the Prospectus and SAI prior to filing the same with the Securities and Exchange Commission, if any. Notwithstanding any provision to the contrary contained in this Agreement, the Subadviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Fund or any amendment or Supplement to the Prospectus or SAI, (i) until Subadviser has received written notice of any such change from the Investment Manager or the Board, (ii) until it has been given a reasonable amount of time to implement such change, and (iii) if such change would cause the Subadviser to breach any legal, tax or regulatory requirements applicable to the Subadviser.

4.

Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates as a percentage of the Fund’s average daily net assets or the average daily net assets of the portion of the Fund’s assets that is managed by Subadviser, as applicable, set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than costs in connection with (i) interest and taxes of the Fund; (ii) the purchase or sale of securities and other assets or financial instruments (including brokerage commissions, if any); and/or (iii) custodian fees and expenses, for the Fund. Subadviser shall not be obligated to pay the expenses of the Investment Manager or the Fund.

5.	Expenses. Subject to the terms of Section 4 above, Subadviser shall bear all expenses incurred by it and its staff with respect to its activities in connection with the performance of Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to Investment Manager and/or the Fund’s distributor, and marketing support. Subadviser agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management (except changes to the investment strategy, objectives or policies of the Fund that Investment Manager may require and that are agreed to by Subadviser or that Investment Manager and Subadviser mutually agree to, including but not limited to, the introduction of new investment instruments, but not as to investment process (i.e., buy/sell discipline)), or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the Subadviser of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Investment Manager has a reasonable basis for not wishing to add such Changes to a pending supplement. In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by Subadviser hereunder or by Investment Manager under the Advisory Agreement are borne by the applicable Fund. The parties hereby agree that if, as a result of regulatory changes, an amendment or supplement to the Prospectus, SAI or any other regulatory documents is required in the reasonable opinion of the Investment Manager in order to modify disclosure regarding the investment style, strategies or management of the Fund, Subadviser shall not be required to pay for the costs related thereto.

In the event that there is a proposed change in control of Subadviser that would act to terminate this Agreement in accordance with the 1940 Act and the rules and regulations thereunder, if a vote of shareholders to approve continuation of this Agreement is at that time reasonably deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of Subadviser (that would act to terminate this Agreement in accordance with the 1940 Act and the rules and regulations thereunder) shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, Subadviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)

Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to Investment Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will, as soon as reasonably practicable, notify Investment Manager (1) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the Securities and Exchange Commission (the “SEC”) or other governmental authority has: censured Subadviser; placed limitations upon the activities, functions or operations of Subadviser; or has commenced proceedings or an investigation that may result in any of these actions, (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Fund’s Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser contained therein that becomes untrue in any material respect.

(b)	Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that there has been no material violation of Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

(c)	Subadviser has provided Investment Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the SEC, and will, as soon as reasonably practicable, furnish a copy of all amendments to Investment Manager (at least annually).

(d)	Subadviser will promptly notify Investment Manager of any changes in the managing member of Subadviser, the chief executive officer of Subadviser or the portfolio manager(s) that are identified in the Prospectus of the Fund, or if there is otherwise an actual change in control of Subadviser (as determined in accordance with the 1940 Act).

7.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

(a)

Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Subadviser (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has: censured Investment Manager; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)	Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information from shareholders or prospective shareholders, in disclosures required by applicable law, rule or regulation, or in responding to regulatory inquiries.

(c)	The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)	Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions or strategies in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	The directors of the Fund have approved the appointment of Subadviser pursuant to this Agreement.

8.	Liability and Indemnification.

(a)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, including any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof and any Subadviser-Delegatee (as defined below) shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in

Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund or any act or omission by Subadviser in good faith and believed by it to be authorized or within its discretion, rights or powers conferred by this Agreement or in accordance with specific directions or instructions from the Investment Manager or the officers or trustees of the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or the Fund by Subadviser Indemnitees (as defined below) for use therein; provided, however, that Subadviser has had a reasonable opportunity to review information regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11 and the Investment Manager has accepted all material (in the opinion of the Subadviser) comments from Subadviser regarding such disclosure; (iii) any violation of federal or state statutes or regulations by Subadviser and (iv) any material breach of the terms of this Agreement by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable; provided, however, that Subadviser shall be liable for any loss incurred by the Fund, the Investment Manager or their respective affiliates to the extent such losses arise out of any negligent act or omission directly attributable to Subadviser which results directly in an error in the net asset value of the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Manager may have under any securities laws. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any broker, financial institution or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund, except to the extent that Subadviser or its affiliate instructed such broker, financial institution or third party to take such action or omission and such action or omission constitutes willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(b)	Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Investment Manager or the Fund by the Subadviser for use therein, (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund, (iv) any material breach of the terms of this Agreement by Investment Manager, (v) Subadviser acting in accordance with any instruction or direction provided by the Investment Manager or the Board, or (vi) the actions or omissions of any other subadviser to the Fund.

(c)

After receipt by Investment Manager or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld.

(d)	Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

9.	Duration and Termination.

(a)	Unless sooner terminated as provided herein, this Agreement shall continue from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to

Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

(c)	In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18 and 20 shall survive such termination of the Agreement.

10.	Subadviser’s Services Are Not Exclusive. The services of the Subadviser hereunder are not to be deemed exclusive and nothing in this Agreement shall limit or restrict the right of Subadviser or any of its affiliates, partners, officers, or employees to engage in any other business or to devote his or her time and attention to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other fund, account (including proprietary accounts), corporation, firm, individual, or association. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.	References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the right and license to use Subadviser’s name and registered and unregistered trademarks, service marks and logos (collectively, “AQR Marks”) on Investment Manager’s web site(s) and in other materials solely for the purposes of accurately disclosing and promoting the appointment of Subadviser hereunder. In accordance with the exercise of the license rights granted in the preceding sentence, Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

The Investment Manager recognizes that from time to time directors, officers and employees of the Subadviser may serve as directors, trustees, partners, officers and employees of other funds (including other investment companies), corporations, business trusts, partnerships or other entities and that such other entities may include the name “AQR” or any derivative or abbreviation thereof as part of their name, and that the Subadviser or its affiliates may enter into investment advisory, administration or other agreements with other entities and the other entities may include the name “AQR” or any derivative or abbreviation thereof as part of their names.

Upon termination of this Agreement for any reason, the Investment Manager shall within 60 days (i) cease and cause the Fund to cease all use of Subadviser’s name and AQR Marks, and (ii) take all necessary action to cause the Fund’s Prospectus, SAI, marketing materials and any other relevant documentation to be amended to accomplish a change of name and to reflect that the Subadviser no longer serves as subadviser to the Fund.

12.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Subadviser:

AQR Capital Management, LLC Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830 Attn: Brendan Kalb, General Counsel
Tel: 203-742-3618
Fax: 203-742-3118

Investment Manager:

Christopher Thompson Senior Vice President – Investment Products & Marketing 225 Franklin Street Boston, Massachusetts 02110
Tel:	(617) 385-9525
Fax:	(617) 385-9529

with a copy to:

Christopher O. Petersen Vice President and Chief Counsel Ameriprise Financial 50606 Ameriprise Financial Center Minneapolis, MN 55474
Tel:	(612) 671-4321
Fax:	(612) 671-3767

13.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.	Assignment. No assignment of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.	Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.	Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

The Subadviser’s, duties, obligations, responsibilities (including any liability or indemnification requirements related thereto) provided under this Agreement with respect to the Fund shall solely relate to that portion of the Fund’s assets allocated to the Subadviser by the Investment Manager in accordance with this Agreement.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.	Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.	Delegation. Subadviser may delegate some or all of its duties under this Agreement to affiliated or unaffiliated service providers and/or investment subadvisers (each a “Subadviser-Delegatee”); provided, however, that (i) Subadviser provides written notice to Investment Manager, (ii) any delegation of advisory duties is subject to and conditioned on the Fund Boards’ and/or Fund shareholder’s approval pursuant to Section 15 of the 1940 Act, (iii) no additional charges, fees or other compensation will be paid for such services, (iv) Subadviser hereby agrees to advise Investment Manager of any changes required to be made to the disclosure in the Fund’s registration statement relating to the Fund’s portfolio managers provided by Subadviser or any Subadviser-Delegatee, and (v) Subadviser always remains liable to the Investment Manager and the Fund for its obligations hereunder regardless whether services hereunder are provided by Subadviser or any Subadviser-Delegatee. To the extent that such delegation occurs, references to Subadviser herein shall be deemed to include reference to any Subadviser-Delegatee, as the context may require.

22.	Custodian. The Fund’s assets shall be maintained in the custody of its custodian. The Subadviser is authorized, as agent of the Fund, to give instructions to the custodian with respect to the assets of the Fund allocated to the Subadviser hereunder in order to carry out its duties under the terms of this Agreement, including, with respect to the delivery of securities and other investments and payments of cash for the account of the Fund. Any assets added to the Fund shall be delivered directly to such custodian. The Subadviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investments Advisers, LLC		AQR Capital Management, LLC

By:		By:
	Signature		Signature

Name:		Name:
	Printed		Printed

Title:		Title:

SUBADVISORY AGREEMENT

SCHEDULE A

Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

For the combined assets of:

Active Portfolios Multi-Manager Alternative Strategies Fund, a series of Columbia Funds

Series Trust I – the AQR Sleeve – Managed Futures Strategy

Variable Portfolio-AQR Managed Futures Strategy Fund, a series of Columbia Funds

Variable Insurance Trust

Average Daily Net Assets	Rate
First $500 million
Next $200 million
Thereafter

The rates set forth above apply to average daily net assets that are subject to Subadviser’s investment discretion in the specified funds.

Date:                 , 2012

ADDENDUM DATED [                    ], 2012 TO THE

SUBADVISORY AGREEMENT

DATED [                    ], 2012

This Addendum, dated as of [                    ], 2012 (the “Addendum”), hereby supplements the attached Subadvisory Agreement (the “Subadvisory Agreement”), dated [MONTH/DAY, 2012], by and between Columbia Management Investment Advisers, LLC (“Investment Manager”), a Minnesota limited liability company, and AQR Capital Management, LLC, a limited liability company organized under the laws of Delaware (“Subadviser”), solely with respect to the Active Portfolios Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the Fund, and in accordance with its prospectus and statement of additional information, as amended from time to time, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to ASMF Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). Subadviser is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets) pursuant to the applicable terms, conditions and obligations under the Subadvisory Agreement. Subadviser is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by Investment Manager) of the Fund to be invested in and through the Subsidiary. For purposes of this Addendum, all references in the Subadvisory Agreement to the “Fund” shall also refer to the Subsidiary, unless (i) the context dictates otherwise or (ii) applicable laws, rules, regulations and interpretive releases, official guidance or no-action letters related thereto allow for an alternate interpretation, in the reasonable opinion of Investment Manager, with respect to the Subsidiary. For the avoidance of doubt, the parties hereby agree that unless otherwise indicated in the prospectus or statement of additional information of the Fund or as otherwise mutually agreed upon in writing by Investment Manager and Subadviser (i) the assets of the Subsidiary should be treated as being held directly by the Fund for purposes of the Fund’s compliance with the 1940 Act, Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, as amended, any rules, regulations, interpretive releases, official guidance or no-action letters under any such acts or the Internal Revenue Code, or any other federal or state laws, rules and regulations referenced in the Subadvisory Agreement and (ii) the Subsidiary shall not be required, separate and apart from the Fund, to comply with requirements applicable to a registered investment company, except that the Subsidiary will comply with the requirements of Section 18f of the 1940 Act and rules and regulations promulgated thereunder with respect to asset segregation.

For the avoidance of doubt, Subadviser hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “Subadviser’s Duties,” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the Fund. Further, for purposes of Section 4: “Compensation of Subadviser” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund (in lieu of the Fund’s investment in the Subsidiary). Subadviser acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained Subadviser to serve as investment subadviser for the Subsidiary, and Subadviser, as a party to the Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the applicable terms of the Subadvisory Agreement.